Exhibit 99.1

Valentis, Inc.

Valentis, Inc.

Benjamin F. McGraw

(650) 697-1900 x210

ben@valentis.com

VALENTIS ANNOUNCES FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

Burlingame, CA, November 14, 2006 - Valentis, Inc. (NASDAQ:VLTS) today announced financial results for its first fiscal quarter ended September 30, 2006.

Valentis reported a net loss for the quarter ended September 30, 2006 of $2.1 million, or $0.13 per basic and diluted share, on revenue of $80,000, compared to a net loss of $3.6 million, or $0.24 per basic and diluted share, on revenue of $327,000 for the quarter ended September 30, 2005.

On September 30, 2006, Valentis had $1.7 million in cash, cash equivalents and short-term investments, compared to $4.3 million on June 30, 2006. The decreases of $2.6 million in cash, cash equivalents and short-term investments balances primarily reflected spending related to our efforts to pursue our strategic opportunities, which include consummating our announced potential merger with Urigen NA, Inc. and selling certain assets.

Total operating expenses for the quarter ended September 30, 2006 decreased to $2.5 million, from $4.0 million for the corresponding period in 2005. The decrease primarily reflected our cessation of all research and development activities with respect to all of our potential products and technologies following the announcement of negative results of our clinical trial for VLTS 934 in July 2006.

Corporate Restructuring

In conjunction with our efforts to pursue strategic opportunities, we reduced our workforce by eliminating 14 positions, or 70% of our employees, during the quarter ended September 30, 2006.  Subsequent to the quarter ended September 30, 2006, we terminated John J. Reddington, Ph.D., DVM., our Chief Operating Officer, and Joseph A. Markey, our Vice President of Finance and Administration, effective as of October 31, 2006.  We anticipate further reduction of our workforce as we proceed towards the completion of our strategic opportunities, primarily including the consummation of the potential merger with Urigen.  The total costs associated with this reduction in workforce, primarily related to severance payments, are estimated to be between $1.1 million and $1.4 million. For the quarter ended September 30, 2006, $231,000 was recognized as restructuring charges, of which $126,000 and $105,000 was paid during the quarter ended September 30, 2006 and the quarter ending December 31, 2006, respectively.  The remaining reduction in workforce related costs will be paid and recognized as restructuring charges during the quarters ending December 31, 2006 and March 31, 2007.  As of November 13, 2006, we employed four individuals full time.  Currently all of our employees are solely focused on pursuing strategic opportunities, including consummating the announced potential merger with Urigen NA, Inc. and selling certain assets.

Technology Transfer, Asset Sale and License Agreements

During the quarter ended September 30, 2006, Valentis entered into an asset sale agreement with another company for certain biomanufacturing rights and intellectual property. Under the agreement, Valentis received a cash payment of $300,000 in September 2006.

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990

Subsequent to the quarter ended September 30, 2006, Valentis has entered into agreements with other companies to sell or license many of its remaining potential products and technologies, and machinery and equipments. Subject to certain closing conditions, Valentis expects to receive a total of approximately $2.0 million of net proceeds under these agreements during the quarter ending December 31, 2006. Valentis has several remaining potential products and technologies, including its proprietary DEL-1 gene, protein and antibody and proprietary formulation and manufacturing technologies for plasmid-based therapeutics. Valentis is assessing strategic opportunities that may be available to it, which may include the sale or license of these remaining potential products and technologies.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for peripheral arterial disease (PAD). On July 11, 2006 Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. The primary efficacy endpoint in the study was improvement in exercise tolerance on an escalating grade treadmill after 90 days in patients receiving VLTS 934 versus patients receiving placebo. While Valentis focused its efforts on the development of novel PAD therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties regarding our proposed merger, the sale or license of our remaining potential products and technologies, current financial condition, uncertainties regarding strategic opportunities that may be available to us, our ability to obtain financing and additional capital, our ability to continue as a going concern, the cessation of all of our research and development activities and the early stage of our remaining potential products and technologies. Further, there can be no assurance that Valentis or any other corporate partner will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject to are described more fully in Part I — Item 1A. Risk Factors and elsewhere in the Valentis Annual Report on Form 10-K for the period ended June 30, 2006, and in Part II — Item 1A. Risk Factors and elsewhere in the Valentis Quarterly Report on Form 10-Q for the period ended September 30, 2006, as filed with the Securities and Exchange Commission, as may be updated from time to time by future filings that Valentis makes with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2006	2005

License and other revenue	$80	$327
Total revenue	80	327

Operating expenses:
Research and development	961	2,757
General and administrative	1,347	1,210
Restructuring charges	231	—
Total operating expenses	2,539	3,967
Loss from operations	(2,459)	(3,640)

Interest income	31	86
Other income and expenses, net	289	(35)
Net loss	$(2,139)	$(3,589)

Basic and diluted net loss per share	$(0.13)	$(0.24)

Weighted-average shares used in computing basic and diluted net loss per common share	17,034	14,836

Condensed Balance Sheet
(in thousands)

	September 30, 2006	June 30, 2006
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$1,673	$4,348
Other current assets	299	367
Total current assets	1,972	4,715
Property and equipment, net	32	37
Goodwill and other assets, net	506	506
	$2,510	$5,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,317	$2,415
Stockholders’ equity	1,193	2,843
	$2,510	$5,258

* Derived from audited financial statements